Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

WALGREEN CO.

and

FRED’S STORES OF TENNESSEE, INC.

Dated as of September 7, 2018

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ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	3T Documentation
Exhibit B	—	Inventory Statement
Exhibit C	—	Transfer Instrument
Exhibit D	—	Tax Allocations
Exhibit E	—	Customer Letter

Schedule 2.1(c)	—	Excluded Assets
Schedule 2.2(b)(i)	—	Pharmacy Asset Sale Schedule
Schedule 2.2(b)(ii)	—	Adjustment Ratio Illustrative Example
Schedule 2.2(c)	—	Inventory Valuation Procedures
Schedule 2.3	—	Illustrative Closing Schedule
Schedule 5.4(a)(i)	—	Retention Schedule
Schedule 5.4(a)(ii)	—	Retention Bonuses
Schedule 8.1(c)	—	Excluded Pharmacies

BUYER DISCLOSURE SCHEDULES

Schedule 4.3	—	Buyer Governmental Authorizations

SELLER DISCLOSURE SCHEDULES

Schedule 3.3(a)	—	Non-Contravention
Schedule 3.3(b)	—	Governmental Authorizations
Schedule 3.4	—	Title to Purchased Assets
Schedule 3.5	—	Script Volume
Schedule 3.8	—	Litigation
Schedule 3.9	—	Books and Records of the Pharmacies
Schedule 3.11(a)	—	Pharmacy Employees
Schedule 3.11(c)	—	Terminated Employees
Schedule 3.11(d)	—	Retention Bonuses
Schedule 3.12	—	Brokers’ Fees
Schedule 5.1	—	Operation of Pharmacies

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Asset Purchase Agreement

This Asset Purchase Agreement (this “Agreement”), dated as of September 7, 2018, is by and between Walgreen Co., an Illinois corporation (“Buyer”) and Fred’s Stores of Tennessee, Inc., a Delaware corporation (“Seller”, and together with Buyer, the “Parties”).

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller, certain assets of Seller, all on terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, Buyer and Seller agree as set forth below.

Article I
DEFINITIONS

“3T Documentation” means the transaction history, transaction information and transaction statements required by Law to transfer the Inventory from Seller to Buyer in connection with this Agreement, which will include the information set forth on Exhibit A (except to the extent that a specific field set forth on Exhibit A with respect to certain Inventory is not required under applicable Law).

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Adjustment Ratio” means, with respect to a Pharmacy, an adjustment ratio of such Pharmacy’s Script Purchase Price, which shall be determined by dividing (A) the Closing Script Volume by (B) the Weekly Volume Amount. An illustrative example of such calculation is set forth on Schedule 2.2(b)(ii).

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Alternative Transaction” means, directly or indirectly, any sale, lease, exchange, transfer or other disposition of all or substantially all of the Purchased Assets, in any transaction or series of related transactions, other than any transaction or series of related transactions with or by Buyer or any of its Affiliates.

“Applicable Pharmacy Inventory Cap” has the meaning set forth in Section 2.1(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.1(d).

“Business Day” means a day on which banks are ordinarily open for transaction of normal banking business in Chicago, Illinois or Memphis, Tennessee.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” has the meaning set forth in Article IV.

“Buyer Indemnified Parties” means Buyer and its Affiliates and each of their respective officers, directors, managers and employees.

“Buyer Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.

“Confidential Information” means any information concerning the businesses and affairs of Buyer or Seller, as the case may be.

“Consent” means any consent, approval, notification or waiver.

“Covered Entities” has the meaning set forth in Section 5.9.

“Closing” has the meaning set forth in Section 2.3(b).

“Closing Date” means, with respect to any Pharmacy, the date the Closing occurs with respect to such Pharmacy.

“Closing Schedule” has the meaning set forth in Section 2.3(a).

“Closing Script Volume” has the meaning set forth in Section 2.2(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Notice” has the meaning set forth in Section 5.2(c).

“Data Converter” has the meaning set forth in Section 5.9(d).

“DEA” has the meaning set forth in the definition of Healthcare Law.

“DOJ” has the meaning set forth in Section 5.2(b).

“Employees” has the meaning set forth in Section 3.11.

“Encumbrance” means any encumbrance, security interest, lien, option, adverse claim, restriction, mortgage, pledge and claims, whether voluntarily incurred or arising by operation of law (including any agreement to give any of the foregoing in the future).

“Excluded Assets” has the meaning set forth in Section 2.1(c).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Expiration Date” has the meaning set forth in Section 8.1(a)(ii).

“Fraud” means (i) a false representation of material fact, circumstance or condition with respect to the matters contemplated by the representations and warranties set forth in this Agreement; (ii) made with actual Knowledge that such representation and warranty is false; (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting to its detriment; and (iv) causing such Party to suffer damage by reason of such misrepresentation.

“FTC” has the meaning set forth in Section 5.2(b).

“Fundamental Representations” has the meaning set forth in Section 7.2(a)(i).

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Entity” shall mean any and all federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including departments, boards, bureaus, commissions, agencies, courts, arbitrals, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc.

“Healthcare Law” means the following laws or regulations relating to the regulation of the health care industry or to payment for services rendered by healthcare providers: (i) Sections 1877, 1128, 1128A or 1128B of the Social Security Act; (ii) any prohibition on the making of any false statement or misrepresentation of material facts to any Governmental Entity that administers a federal or state health care program (including but not limited to Medicare, Medicaid and the Military Health System (“TRICARE”)); (iii) the licensure, certification or registration requirements of health care facilities, services or equipment; (iv) any criminal offense relating to the delivery of, or claim for payment for, a healthcare item or service under any federal or state health care program; (v) any federal or state law relating to the interference with or obstruction of any investigation into any criminal offense; (vi) any criminal offense under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance; or (vii) applicable record keeping, inventory and other requirements and regulations of the Federal Food and Drug Administration (“FDA”), the Federal Drug Enforcement Agency (“DEA”) and state pharmacy boards.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009, altogether with their implementing regulations.

“HSR Act” has the meaning set forth in Section 5.2(a).

“HSR Filing” has the meaning set forth in Section 5.2(b).

“Indemnified Parties” means, individually and as a group, Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnification Claim” has the meaning set forth in Section 9.4(a).

“Indemnitor” means any Party having any obligation to indemnify any Indemnified Party pursuant to Article IX.

“Initial Closing” has the meaning set forth in Section 2.3(a).

“Initial Closing Date” means the date the Initial Closing occurs.

“Initial Pharmacies” has the meaning set forth in Section 2.3(a).

“Insolvency and Equity Exceptions” has the meaning set forth in Section 3.2.

“Inventory” has the meaning set forth in Section 2.1(b)(ii).

“Inventory Audit” has the meaning set forth in Section 2.2(c)(i).

“Inventory Documentation” means, with respect to any Inventory at a Pharmacy, the applicable 3T Documentation and all of Seller’s controlled substance invoices, DEA 222 forms (blue copies), and annual controlled substance inventory logs dated within the last twenty-four (24) months prior to the applicable Closing.

“Inventory Purchase Price” has the meaning set forth in Section 2.2(a).

“Inventory Purchase Price Cap” has the meaning set forth in Section 2.2(a).

“Inventory Value” has the meaning set forth in Section 2.2(c)(i).

“IRS” has the meaning set forth in Section 2.5.

“Knowledge” means (i) when used with respect to Buyer, “Knowledge” means the actual Knowledge of Mark Vainisi, Aaron Friedman and Carmine Bartucci; and (ii) when used with respect to Seller, “Knowledge” means the actual knowledge of the following individuals: Joseph Anto, Trey Hensley and Tonya Shackleford.

“Law” means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured or conditional or unconditional.

“Loss” has the meaning set forth in Section 9.2.

“Medicare” means Title XVIII of the Social Security Act, as amended.

“Medicaid” means Title XIX of the Social Security Act, as amended.

“Non-standard Business” means (i) delivering prescriptions by mail or courier (in each case, including prescriptions filled via the Internet), (ii) compounding, including both sterile and non-sterile compounding, (iii) filling prescriptions that involve any unique, customized or non-standard packaging, including prescriptions filled for patients in independent living, assisted living, nursing home, long-term care or hospice facilities, (iv) any business conducted pursuant to Section 340B of the Public Health Service Act, (v) any non-prescription business (including durable medical equipment) done through the pharmacy computer and included in the prescription count or (vi) any prescriptions filled pursuant to any contract (other than a standard contract with any third party payor or government payor providing health care coverage to individuals).

“Offered Employee” has the meaning set forth in Section 5.4(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the relevant Person and its Subsidiaries, except as required or contemplated by the Transactions or applicable Law.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” has the meaning set forth in the Recitals.

“Permit” means any permit, license, order, certificate, approval, registration, filing, accreditation, certification or other similar authorization required by any Law or Governmental Entity.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, (ii) mechanics’ and other statutory liens which are not material in amount relative to the property affected, (iii) imperfections of title which are not material in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby, and (iv) restrictions on transfer generally arising under Law.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, entity, joint venture, unincorporated organization or Governmental Entity.

“Pharmacy” means each of the retail pharmacies set forth on the Pharmacy Asset Sale Schedule.

“Pharmacy Asset Sale Schedule” has the meaning set forth in Section 2.2(b).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Assets” has the meaning set forth in Section 2.1(b).

“Representatives” means Persons acting on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

“Restricted Period” has the meaning set forth in Section 5.4(b).

“Schedules” means the scheduled disclosures included in each of Buyer Disclosure Schedule and the Seller Disclosure Schedule, as the case may be.

“Script Assets” has the meaning set forth in Section 2.1(b)(i).

“Script Purchase Price” has the meaning set forth in Section 2.2(a).

“Script Purchase Price Allocation” has the meaning set forth in Section 2.2(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in Article III.

“Seller Indemnified Parties” means Seller and its Affiliates and each of their respective officers, directors, managers and employees.

“Seller Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the Purchased Assets, taken as a whole, or (b) the ability of Seller to perform its obligations under this Agreement or to consummate the Transactions, in each case after giving effect to any available indemnification, insurance, or other recoveries; provided, however, that in no event shall any of the following constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred:

(a)          any event, change, circumstance, effect or other matter resulting from or relating to changes in economic or financial conditions generally (except to the extent that such change has had a materially disproportionate negative effect on Seller (solely with respect to the Purchased Assets, taken as a whole) relative to other similarly situated Persons in its industry);

(b)          any event, change, circumstance, effect or other matter that affects Seller’s industry generally (except to the extent that such event, change, circumstance, effect or other matter has had a materially disproportionate negative effect on Seller (solely with respect to the Purchased Assets, taken as a whole) relative to other similarly situated Persons in their industry);

(c)          any fact, event, series of events, change, effect or circumstance resulting from or relating to the public announcement, the execution of or the pendency or consummation of this Agreement;

(d)          any national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

(e)          any action taken by Buyer or any of its Affiliates or any omission to act or action taken with the consent of or at the request of Buyer or any of its Affiliates (including those omissions to act or actions taken which are permitted by or are otherwise in compliance with this Agreement);

(f)          any matter that has been cured by Seller;

(g)          changes in Laws of general applicability or accounting principles (including GAAP) or the enforcement, implementation or interpretation thereof (or proposals related to the foregoing) (except to the extent that such change has had a materially disproportionate negative effect on Seller (solely with respect to the Purchased Assets, taken as a whole) relative to other similarly situated Persons in its industry);

(h)          any epidemics, natural disasters (including hurricanes, tornadoes, floods or earthquakes) or any other force majeure events (except to the extent that such change has had a materially disproportionate negative effect on Seller (solely with respect to the Purchased Assets, taken as a whole) relative to other similarly situated Persons in its industry); or

(i)           taking any action permitted or contemplated by, or the failure to take any action prohibited by, this Agreement, or the taking of any action or refraining from taking any action at Buyer’s request.

“Subsequent Closing Date” means, with respect to a Pharmacy, the date a Subsequent Closing occurs.

“Subsidiary” means, with respect to any Person: (i) any corporation of which 50% or more of the total voting power of all classes of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any Person other than a corporation of which at least a majority of the equity interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity are owned by such Person directly or through one or more other Subsidiaries of such Person.

“Survival Period” has the meaning set forth in Section 9.1.

“Tax” means all federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, franchise, registration, profits, license, lease, service, service use, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, escheat payment, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4.

“Third Party Valuator” has the meaning set forth in Section 2.2(c)(i).

“Transaction Documents” means this Agreement and the Transfer Instruments.

“Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) the sale of the Purchased Assets by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (ii) the assumption of the Assumed Liabilities by Buyer, (iii) the execution, delivery and performance of all of the documents, instruments and agreements to be executed, delivered and performed in connection herewith; and (iv) the performance by Buyer and Seller of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“WARN” has the meaning set forth in Section 3.11.

“Weekly Volume Amount” has the meaning set forth in Section 2.2(b).

Article II
PURCHASE AND SALE OF ASSETS

Section 2.1     Purchase and Sale of Assets.

(a)          Upon the terms and subject to the conditions of this Agreement, at each applicable Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances), but excluding the Excluded Assets, for the Purchase Price.

(b)          “Purchased Assets” means, with respect to a Pharmacy at the time of such Pharmacy’s applicable Closing:

(i)          all of Seller’s prescription files and prescription records, data and patient refill history with respect to prescriptions filled by Seller at the Pharmacies or otherwise utilized, maintained and/or generated by Seller in the course of operating its business at the Pharmacies, including all hard copy prescriptions, patient profiles, signature logs, customer lists, all electronic data and all other related data utilized by Seller in the course of operating the Pharmacies for the last two (2) years prior to the Closing Date (collectively, the “Script Assets”) and all Inventory Documentation; and

(ii)          retail pharmaceutical inventory located at the Pharmacies (the “Inventory”) having an aggregate Inventory Value not to exceed $36,000,000 and, with respect to each Pharmacy, having an Inventory Value not to exceed the amount set forth on the Pharmacy Asset Sale Schedule (the “Applicable Pharmacy Inventory Cap”).

(c)          Excluded Assets. Notwithstanding the provisions of Section 2.1(a), the Purchased Assets shall not include any other assets of Seller (collectively, the “Excluded Assets”), including:

(i)           any of Seller’s or its Affiliates’ retail operations (including retail operations located at the same locations as the Pharmacies), and all assets or properties located thereon or used in connection therewith, and rights appurtenant thereto, including equipment, inventory, records, supplies, manufacturer warranties, Permits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items, goodwill and other assets;

(ii)          over-the-counter merchandise or over-the-counter inventory, including over-the-counter merchandise or over-the-counter inventory located behind the Pharmacy counter, and durable medical equipment;

(iii)         any computer equipment and systems, order-entry devices, point-of-sale systems, surveillance systems, and alarm systems;

(iv)         any of Seller’s licenses, permits, contracts, employee benefit plans and programs and computer hardware, software programs and systems;

(v)          any of Seller’s websites, trademarks, trade names, intellectual property and other intangible property or rights;

(vi)         Inventory located at the Pharmacies having an aggregate Inventory Value in excess of $36,000,000 and, with respect to each Pharmacy, having a value in excess of the Applicable Pharmacy Inventory Cap;

(vii)        any books and records related to Taxes of Seller (including accounting records and Tax Returns) and all financial and Tax records relating to the Pharmacies that form part of Seller’s or any of Seller’s Affiliates’ or any of their respective Affiliates’ general ledger other than, in each case, Tax records prepared solely with respect to the Purchased Assets;

(viii)       cash, cash equivalents, or securities of Seller or any of Seller’s Affiliates (including any drawer cash), accounts receivable or proceeds thereof, trade receivables, refunds or credits, claims for refunds or credits or rights to receive refunds or credit related to Taxes that are an Excluded Liability;

(ix)          other than any Script Assets, any (A) registration information and customer data and other information derived from customer loyalty cards, promotions, co-branded credit card programs and the like, (B) customer lists (including email addresses) related to Seller’s or any of Seller’s Affiliates’ internet business operations, (C) guest data related to the non-Pharmacy operations of Seller or any of Seller’s Affiliates, and (D) equipment related to the fredsinc.com and fredsmeds.com business operations;

(x)          all claims, to the extent arising out of, relating to or in respect of any other Excluded Asset and Excluded Liability or the operation of the Pharmacies prior to Closing, including (A) any such items arising under insurance policies, and (B) all guarantees, warranties, indemnities, and similar rights in favor of Seller or any of Seller’s Affiliates in respect of any Excluded Asset, any Excluded Liability or the operation of the Pharmacies prior to the applicable Closing;

(xi)         shelving and similar fixtures, all real property owned, leased, subleased or otherwise occupied by Seller or any of Seller’s Affiliates, together with all buildings, fixtures, structures, and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto;

(xii)        insurance policies; and

(xiii)       any other assets identified on Schedule 2.1(c).

(d)          Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the applicable Closing, Buyer shall assume and agrees to pay, perform and discharge when due any and all Liabilities of Seller arising, after such Closing, out of or in connection with (i) the ownership or operation of the Purchased Assets to be transferred at such Closing and (ii) all Transfer Taxes and Taxes relating to ownership or operation of the Purchased Assets for any taxable year or period (or portion thereof) ending after the Closing Date (collectively, the “Assumed Liabilities”).

(e)          Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not assume or be liable for any Liabilities of Seller (other than the Assumed Liabilities), including all Liabilities arising out of the ownership or operation of the Purchased Assets or the Pharmacies prior to the applicable Closing and all Taxes (other than Transfer Taxes) applicable to the Purchased Assets attributable to any taxable year or period (or portion thereof) ending on or prior to the applicable Closing Date (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall include all Liabilities arising out of, accruing, relating to, or in connection with the employment by Seller or Seller’s Affiliates of any employee of Seller or Seller’s Affiliates or services of any employee of, or service provider to, Seller or Seller’s Affiliates, or the termination by Seller or Seller’s Affiliates of such employment or services, including any compensation, bonuses, incentives, benefits, vacation or severance payable with respect to such employment or services.

Section 2.2     Purchase Price.

(a)          Purchase Price. The aggregate purchase price to be paid by Buyer to Seller with respect to the Purchased Assets is equal to (i) $165,000,000 (the “Script Purchase Price”), as adjusted pursuant to Section 2.2(b) plus (ii) the aggregate Inventory Value for the Inventory at all Pharmacies, as determined pursuant to Section 2.2(c) (the “Inventory Purchase Price” and together with the Script Purchase Price, the “Purchase Price”); provided, however, the Inventory Purchase Price shall not exceed $36,000,000 and, with respect to each Pharmacy, having an Inventory Value not to exceed the amount set forth on the Pharmacy Asset Sale Schedule (the “Inventory Purchase Price Cap”).

(b)          Script Purchase Price. Schedule 2.2(b)(i) (the “Pharmacy Asset Sale Schedule”) sets forth, with respect to each Pharmacy, (i) the portion of the Script Purchase Price allocated for such Pharmacy (without giving effect to any adjustment at the applicable Closing pursuant to the last sentence of this Section 2.2(b)) (each a “Script Purchase Price Allocation”), (ii) a defined weekly script volume for such Pharmacy based on a trailing twelve month average as of June 2, 2018 (the “Weekly Volume Amount”) and (iii) the Applicable Pharmacy Inventory Cap. At least two (2) days prior to the applicable Closing (or, with respect to Closings held on a Tuesday, one (1) day prior to the applicable Closing), Seller shall deliver to Buyer a certificate setting forth the average weekly script volume for the twelve-month period ending at 11:59 P.M. on the most recent Saturday calculated using the same methodology used to calculate the Weekly Volume Amount (it being acknowledged and agreed that with respect to Closings held on a Monday the parties will use commercially reasonable efforts to cooperate to determine the appropriate twelve-month period and delivery date for purposes of the certificate to be delivered by Seller) prior to the applicable Pharmacy’s Closing Date (the “Closing Script Volume”). With respect to any Pharmacy, in the event that such Pharmacy’s Closing Script Volume is equal to greater than 110% of the Weekly Volume Amount, then such Pharmacy’s Script Purchase Price Allocation payable by Buyer to Seller at such Pharmacy’s Closing shall be adjusted upwards and equal the product of (w) the Script Purchase Price Allocation and (x) the Adjustment Ratio. With respect to any Pharmacy, in the event that such Pharmacy’s Closing Script Volume is equal to less than 90% of the Weekly Volume Amount, then such Pharmacy’s Script Purchase Price Allocation payable by Buyer to Seller at such Pharmacy’s Closing shall be adjusted downwards and equal the product of (y) the Script Purchase Price Allocation and (z) the Adjustment Ratio.

(c)          Inventory Purchase Price.

(i)          Prior to the Initial Closing, the Parties shall commission RGIS, LLC (the “Third Party Valuator”) to conduct a valuation of each Pharmacy’s Inventory (each an “Inventory Audit”), and at the Initial Closing, Seller shall deliver to Buyer Inventory Documentation with respect to all Inventory in Seller’s possession as of the date of the Initial Closing. Seller and Buyer shall be permitted to each have one or more representatives present to observe each Inventory Audit. Each Inventory Audit shall be performed on the applicable Closing Date with respect to Inventory as of the close of business on the day prior to such Pharmacy’s applicable Closing Date (or, in the case of a 24-hour Pharmacy, with respect to Inventory as of 11:59 p.m. (in such Pharmacy’s time zone) on the day prior to such Pharmacy’s applicable Closing Date), as set forth on the Closing Schedule. Each Inventory Audit shall be conducted, and the value ascribed to each item of Inventory by the Third Party Valuator in determining the aggregate value of the applicable Pharmacy’s Inventory (the “Inventory Value”) shall be determined, in accordance with the inventory count and valuation procedures set forth on Schedule 2.2(c). The costs and expenses of the Third Party Valuator are to be paid 50% by Seller and 50% by Buyer.

(ii)          At the conclusion of each Inventory Audit, the Third Party Valuator, Buyer and Seller will prepare with a physical inventory valuation report in the form attached hereto as Exhibit B (the “Inventory Statement”) setting forth the Inventory Value with respect to the applicable Pharmacy’s Inventory to be transferred at the applicable Closing. The Inventory Statement shall be final and binding on the Parties other than in the event of fraud or manifest error; provided, however, that (A) in the event a Party determines within five (5) Business Days of the applicable Closing that there was a manifest error in an Inventory Statement, the discovering Party shall provide the other Party with prompt written notice and (B) the applicable Inventory Value shall be reduced by any Inventory that is not accompanied by sufficient Inventory Documentation as determined in accordance with clause (iii) below, and in each case the Inventory Statement shall be deemed to be modified to reflect the foregoing. If the Inventory Statement as finally determined reflects an Inventory Value that is less than the Applicable Pharmacy Inventory Cap, Seller shall promptly (and in any event within two (2) Business Days of the applicable Closing) pay an amount equal to the difference between the Applicable Pharmacy Inventory Cap and the actual Inventory Value by wire transfer of immediately available funds to an account specified by Buyer, or notify Buyer of a dispute with respect to such calculation; provided, however, that in the event a Party has notified the other Party of a dispute, the Parties shall negotiate in good faith to resolve the dispute, and shall use reasonable best efforts to resolve such dispute within three (3) Business Days, and within two (2) Business Days of the day the dispute is resolved, Seller shall pay any agreed amount of any such difference by wire transfer of immediately available funds to an account specified by the receiving Party.

(iii)          At each Closing, Seller shall provide Buyer with updated Inventory Documentation with respect to the applicable Inventory, and Buyer shall review the Inventory Documentation to confirm such Inventory Documentation is sufficient to comply with applicable Law and notify Seller if, acting in good faith, it identifies any deficiencies. Buyer shall have the right to reject any Inventory that lacks sufficient Inventory Documentation at such Closing. In the event Seller has notified Buyer of a dispute over the sufficiency of the applicable Inventory Documentation, the Parties shall negotiate in good faith to resolve the dispute, and shall use reasonable best efforts to resolve such dispute within three (3) Business Days.

Section 2.3          Closing.

(a)          The closing of the Transactions will take place in a series of separate closings, as set forth in this Article II. Schedule 2.3 sets forth for illustrative purposes only a schedule of Closings assuming an Initial Closing Date of October 2, 2018. No less than five (5) days prior to the Initial Closing, Buyer shall deliver to Seller a proposed updated version of Schedule 2.3, which shall identify the Initial Closing Date and Subsequent Closing Dates by Pharmacy. Buyer and Seller shall negotiate in good faith and mutually agree prior to the Initial Closing on a final updated Schedule 2.3 (such updated Schedule 2.3, the “Closing Schedule”). On or prior to the later of (x) the tenth (10th) day following the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2(a) and Section 7.3(a) (other than such conditions which, by their nature, are to be satisfied at a Closing) and (y) October 10, 2018, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement with respect to the Pharmacies (the “Initial Pharmacies”) set forth under “Initial Closing” on Schedule 2.3 shall take place at an initial closing (the “Initial Closing”) that will be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York, at 9:00 a.m., New York City time, or such other time, place and date as Buyer and Seller may agree in writing or remotely via the exchange of executed documents or closing deliverables.

(b)          After the Initial Closing, subject to the satisfaction of the conditions set forth in Section 7.1(b), Section 7.2(b) and Section 7.3(b), the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement with respect to each Pharmacy (other than the Initial Pharmacies) shall take place on the applicable date set forth in the Closing Schedule (each a “Subsequent Closing” and together with the Initial Closing, each a “Closing”) until all Purchased Assets have been acquired by Buyer. Each Subsequent Closing shall be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, New York, at 9:00 a.m., New York City time, or such other time, place and date as Buyer and Seller may agree in writing or remotely via the exchange of executed documents or closing deliverables.

Section 2.4          Deliveries at the Closings.

(a)          Seller deliveries to Buyer:

(i)           Prior to or at the Initial Closing, Seller will make the following deliveries to Buyer:

(1)          a counterpart to a bill of sale and assignment and assumption agreement, substantially in the form of Exhibit C (a “Transfer Instrument”), duly executed by Seller, conveying the Purchased Assets and Assumed Liabilities to be transferred at the Initial Closing; and

(2)          a certificate, duly executed by Seller, dated as of the Initial Closing Date, confirming the satisfaction of the conditions set forth in Section 7.2(a)(i) and Section 7.2(a)(ii) with respect to the Purchased Assets being transferred at the Initial Closing;

(ii)          Prior to or at each Subsequent Closing, Seller will make the following deliveries to Buyer:

(1)          a counterpart to a Transfer Instrument, duly executed by Seller, conveying the Purchased Assets and Assumed Liabilities to be transferred at the applicable Subsequent Closing; and

(2)          a certificate, duly executed by Seller, dated as of the Subsequent Closing Date, confirming the satisfaction of the conditions set forth in Section 7.2(b)(i) and Section 7.2(b)(iii) with respect to the Purchased Assets being transferred at the applicable Subsequent Closing.

(b)          Buyer deliveries to Seller:

(i)          Prior to or at the Initial Closing, Buyer will make the following deliveries to Seller:

(1)          a counterpart to the applicable Transfer Instrument, duly executed by Buyer, accepting the Purchased Assets and Assumed Liabilities to be transferred at the Initial Closing; and

(2)          a certificate, duly executed by Buyer, dated as of the Subsequent Closing Date, confirming the satisfaction of the conditions set forth in Section 7.3(a)(i) and Section 7.3(a)(ii).

(ii)          Prior to or at each Subsequent Closing, Buyer will make the following deliveries to Seller:

(1)          a counterpart to the applicable Transfer Instrument, duly executed by Buyer, accepting the Purchased Assets and Assumed Liabilities to be transferred at the applicable Subsequent Closing; and

(2)          a certificate, duly executed by Buyer, dated as of the applicable Subsequent Closing Date, confirming the satisfaction of the conditions set forth in Section 7.3(b)(i) and Section 7.3(b)(iii).

(c)          Closing Payments.

(i)          At each Closing, Buyer shall pay by wire transfer of immediately available funds to Seller an amount equal to (i) the aggregate Script Purchase Price Allocations of the Pharmacies subject to such Closing (as adjusted pursuant to Section 2.2(b)) plus (ii) the aggregate Inventory Value of all Pharmacies subject to such Closing, based on the Applicable Pharmacy Inventory Caps for such Pharmacies subject to such Closing.

(ii)          If, on or prior to the fourteenth (14th) day following the Initial Closing the aggregate portion of the Script Purchase Price paid to Buyer by Seller pursuant to the consummated Closings is less than $50,000,000, so long as the reason for the failure for the requisite number of Closings to have been consummated that would have resulted in Buyer paying Seller $50,000,000 or more in Script Purchase Price is not due to a breach of this Agreement by Seller resulting in the failure of a condition in Article VII, then Buyer shall pay to Seller on such fourteenth (14th) day a cash amount equal to the difference between $50,000,000 and the amount of the Script Purchase Price already paid by Buyer to Seller, with such amount to be credited against the amount payable at any Subsequent Closing. If the amount paid by Buyer to Seller at the Initial Closing and all Subsequent Closings does not equal or exceed $50,000,000 and there is no reasonable basis for any Subsequent Closings to occur (including in the event that this Agreement has been terminated), then Seller shall promptly pay to Buyer a cash amount equal to the difference between $50,000,000 and the amount of Script Purchase Price paid by Buyer to Seller hereunder.

Section 2.5     Allocation of the Purchase Price.

Buyer and Seller each agree that for federal income Tax purposes, the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) shall be allocated among (i) the covenants set forth in Section 5.7, (ii) the Inventory transferred at each Closing, and (iii) the Script Assets, in a manner consistent with the schedule attached as Exhibit D.

Article III
REPRESENTATIONS AND WARRANTIES
CONCERNING SELLER

Except as is provided in the disclosure letter delivered at or prior to the execution of this Agreement by Seller (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer as set forth below.

Section 3.1          Organization; Qualification.

Seller is a corporation that is duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is duly authorized to own, lease and operate the Purchased Assets and to carry on its business as presently conducted with respect to the Purchased Assets.

Section 3.2          Power and Authority; Enforceability.

Seller has the corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Seller has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Seller’s obligations hereunder and thereunder, and the consummation of the Transactions. Seller has duly and validly executed and delivered this Agreement and, on or prior to each Closing, Seller will have duly and validly executed and delivered each other Transaction Document applicable to such Closing to which it is party. This Agreement constitutes, and upon execution and delivery each other Transaction Document to which Seller is a party will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, assuming due authorization, execution and delivery by the other parties thereto, and except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Insolvency and Equity Exceptions”). Seller has not made an assignment for the benefit of creditors and is not subject to the jurisdiction of any bankruptcy court, nor has it entered into any other arrangement with creditors that would impede, prohibit or govern the disposition of the Purchased Assets (other than as set forth on Section 3.3(a) or Section 3.3(b) of the Seller Disclosure Schedule).

Section 3.3          Non-Contravention; Governmental Authorizations.

(a)          Except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, the execution and the delivery of the applicable Transaction Documents by Seller and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by Seller will not (i) violate any of the provisions of the Organizational Documents of Seller; (ii) assuming that all Consents set forth on Section 3.3(b) of the Seller Disclosure Schedule have been obtained and any notifications described on Section 3.3(b) of the Seller Disclosure Schedule have been delivered and any waiting periods thereunder have terminated or expired, violate any Law to which Seller is subject; and (iii) breach any contract or Permit to which Seller is a party or by which it is bound or to which any of the Purchased Assets is subject that would reasonably be expected to result in the imposition of any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances, except, in the case of clauses (ii) and (iii), where such violation or Encumbrance, respectively, would not reasonably be expected to materially interfere with or restrict the use or sale of the Purchased Assets from and after the applicable Closing Date.

(b)      Except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, no Consent of any Governmental Entity is required by or with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the Transactions by Seller.

(c)      Since June 2, 2018, there has not occurred a Seller Material Adverse Effect.

Section 3.4     Title to Purchased Assets.

Except as set forth on Section 3.4 of the Seller Disclosure Schedule, Seller has, and on the applicable Closing Date, will transfer to Buyer, good and valid title to all of the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 3.5     Script Volume.

The Weekly Script Volume for each Pharmacy as set forth on the Pharmacy Asset Sale Schedule is an accurate calculation in all material respects of such Pharmacy’s average retail prescription volume for the twelve (12) month period ended June 2, 2018 and each Weekly Script Volume has been calculated from and is consistent with the books and records of Seller. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, none of the prescriptions filled during the twelve (12) month period ended June 2, 2018 at the Pharmacies and included in the Weekly Script Volume resulted from any Non-standard Business.

Section 3.6     Inventory.

The Inventory at each Pharmacy is of a quantity, quality and mix consistent with the past practices of such Pharmacy and at levels historically maintained by Seller at such Pharmacy, in each case in all material respects. The Inventory is, in all material respects, usable, merchantable and saleable in the Ordinary Course of Business of the applicable Pharmacy, except the obsolete Inventory previously disclosed to Buyer.

Section 3.7     Compliance with Laws related to the Script Assets.

The Script Assets included in the Purchased Assets have arisen from bona fide, legal transactions in all material respects.

Section 3.8     Absence of Litigation.

As of the date hereof, Seller is not (x) subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or (y) a party to, the subject of, or to Seller’s Knowledge, threatened to be made a party to or the subject of, any Action, in each case, solely with respect to the Purchased Assets, except, in each case, as would not reasonably be expected to have a Seller Material Adverse Effect or as set forth on Section 3.8 of the Seller Disclosure Schedule. As of the date hereof, there are no Actions by any Governmental Entity pending or, to Seller’s Knowledge, threatened against Seller relating to or affecting the Purchased Assets, except, in each case, as would not reasonably be expected to have a Seller Material Adverse Effect or as set forth on Section 3.8 of the Seller Disclosure Schedule.

Section 3.9     Books and Records of the Pharmacies.

Except as set forth on Section 3.9 of the Seller Disclosure Schedule, since January 1, 2016, Seller’s Script Assets have been accessed, collected, compiled, disclosed, maintained, and stored in material compliance with all Healthcare Laws and all books and records included in the Script Assets are materially complete and accurate.

Section 3.10     Tax Matters.

(a) All material Tax Return required to have been filed prior to the date of this Agreement with respect to the Purchased Assets have been filed on or prior to the date of this Agreement, (b) all such Tax Returns are complete and accurate in all material respects, (c) all material Taxes with respect to the Purchased Assets shown thereon as owing have been paid, and (d) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened that could reasonably be expected to result in a Tax lien on the Purchased Assets. The representations and warranties set forth in this Section 3.10 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.11     Employee Matters.

(a)       Section 3.11(a) of the Seller Disclosure Schedule contains a list of all employees of Seller and its Affiliates as of the date hereof who are employed in a Pharmacy (collectively, the “Employees”), including employees who are receiving short-term disability benefits or are on a leave of absence, which includes for each such Employee (i) name, (ii) title or current position and location, (iii) date of hire, (iv) current salary or hourly wage, (v) bonus arrangement, (vi) whether such Employee is currently active at work and, if not, the nature of such Employee’s leave and the date on which the Employee is expected to return to active service, (vii) status as exempt or non-exempt and (viii) status as full-time or part-time.

(b)       Neither Seller nor any of its Affiliates is or within the past three (3) years has been a party to, or is currently negotiating, any collective bargaining agreement or other labor union agreement applicable to any Employees. There is not and within the past three (3) years there has not been (i) any strike or material work stoppage by, or lockout of, the Employees or (ii) any material Action involving Seller or any of its Affiliates with any Employees or with any union, workers’ council or other body of employee representatives pending before any Governmental Entity which relates to labor relations or employment matters (including mass lay-offs or unfair labor practices) with respect to any Employees.

(c)          Seller and its Affiliates are in compliance in all material respects with all applicable Law relating to the employment of the Employees including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other employment taxes. Seller and its Affiliates are in compliance with the Workers Adjustment and Retraining Notification Act and comparable state laws (“WARN”) and have no liabilities pursuant to WARN. Set forth on Section 3.11(c) of the Seller Disclosure Schedule sets forth a list of employees of the Pharmacies terminated by Seller and its Affiliates during the 90-day period prior to the date of this Agreement.

(d)          Except as set forth on Section 3.11(d) of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any Employee to any severance, transaction bonus, change in control, retention or other payment, or (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any plan, program, policy or agreement.

Section 3.12     Brokers’ Fees.

Except for PJ Solomon, L.P. and as otherwise set forth on Section 3.12 of the Seller Disclosure Schedule, no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller in connection with the Transactions.

Section 3.13     No Additional Representations.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE PURCHASED ASSETS TO BE TRANSFERRED HEREUNDER WILL BE TRANSFERRED “AS IS, WHERE IS,” IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT). WITHOUT LIMITATION, BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT, NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF ANY KIND WHATSOEVER (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) HAVE BEEN MADE BY SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, OR WILL BE RELIED UPON BY BUYER.

Article IV
REPRESENTATIONS AND WARRANTIES
CONCERNING BUYER

Except as is provided in the disclosure letter delivered at or prior to the execution of this Agreement by Buyer (the “Buyer Disclosure Schedule”), Buyer represents and warrants to Seller as follows:

Section 4.1     Organization; Qualification.

Buyer is an Illinois corporation duly created, formed or organized, validly existing and in good standing under the Laws of the State of Illinois. Buyer is duly authorized to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2     Power and Authority; Enforceability.

Buyer has the corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Buyer has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of Buyer’s obligations hereunder and thereunder, and the consummation of the Transactions. Buyer has duly and validly executed and delivered this Agreement and, on or prior to each Closing, Buyer will have duly and validly executed and delivered each other Transaction Document applicable to such Closing to which it is party. This Agreement constitutes, and upon execution and delivery each other Transaction Document to which Buyer is a party will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, assuming due authorization, execution and delivery by the other parties thereto, and except as such enforcement may be limited by the Insolvency and Equity Exceptions.

Section 4.3     Non-Contravention; Governmental Authorizations.

(a)          The execution and the delivery of the applicable Transaction Documents by Buyer and the performance of its obligations hereunder and thereunder, and consummation of the Transactions by Buyer will not (i) violate any of the provisions of the Organizational Documents of Buyer; (ii) assuming that all Consents set forth on Section 4.3(b) of the Buyer Disclosure Schedule have been obtained and any notifications described on Section 4.3(b) of the Buyer Disclosure Schedule have been delivered and any waiting periods thereunder have terminated or expired, materially violate any Law to which Buyer is subject, except where such violation would not, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the Transaction or to perform its obligations under the Transaction Documents; and (iii) breach any contract or Permit to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the Transactions or to perform its obligations under the Transaction Documents.

(b)          Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, no Consent of any Governmental Entity is required by or with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the Transactions.

Section 4.4     Absence of Litigation.

As of the date hereof, Buyer is not (x) subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or (y) a party to, the subject of, or, to Buyer’s Knowledge is threatened to be made a party to or the subject of, any Action, in each case, solely with respect to the Purchased Assets, except, in each case, as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the Transactions or to perform its obligations under the Transaction Documents. As of the date hereof, there are no Actions by any Governmental Entity pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair Buyer’s ability to consummate the Transactions or to perform its obligations under the Transaction Documents.

Section 4.5     Brokers’ Fees.

No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Buyer in connection with the Transactions.

Section 4.6     Buyer’s Investigation.

Buyer has conducted such investigation of the Purchased Assets as it has deemed necessary in order to make an informed decision concerning the Transactions. Buyer has reviewed all of the documents, records, reports and other materials identified in the Seller Disclosure Schedule or disclosed to Buyer prior to the date of this Agreement, and is familiar with the content thereof. Buyer acknowledges that it has been given access to and has visited and examined the Purchased Assets and is familiar with the condition thereof. For the purpose of conducting these investigations, Buyer has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the Transactions, Buyer is relying upon the advice and opinion offered by its own Representatives. All materials and information requested by Buyer have been provided to Buyer to Buyer’s satisfaction. None of Seller or any of its Affiliates or Representatives shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material disclosed or made available to Buyer and its representatives, management presentations or in any other form in expectation of the Transactions.

Article V
PRE-CLOSING COVENANTS

Section 5.1     Operation of Pharmacies.

(a)          Between the date hereof and the applicable Closing Dates, Seller shall operate the Pharmacies in the Ordinary Course of Business. Seller shall use its commercially reasonable efforts to maintain the Inventory and staffing of employees at levels and on such other terms and conditions historically maintained by Seller at each applicable Pharmacy in the Ordinary Course of Business, in each case in all material respects; provided, however, Seller may utilize, to the extent reasonably necessary, temporary staffing arrangements to maintain any such staffing levels so long as Seller has provided Buyer with at least one day’s advanced written notice thereof, and Buyer has not objected in its reasonable discretion within such time period. Without limiting the generality of the foregoing, except as required by applicable Law, as otherwise contemplated by or necessary to effectuate the Transactions or as set forth on Section 5.1 of the Seller Disclosure Schedule, unless Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall not and Seller shall cause its Affiliates (with respect to the Purchased Assets) not to, until the applicable Closing Date:

(i)          except in the Ordinary Course of Business, grant any new Encumbrance (other than a Permitted Encumbrance) on any Purchased Asset;

(ii)         close any Pharmacy or sell, transfer, lease, sublease or otherwise dispose of any of the Purchased Assets other than sales or disposition of Inventory in the Ordinary Course of Business and transfers of prescriptions to other pharmacies at any customer’s request (not otherwise in violation of this Agreement);

(iii)        intentionally encourage any customer of any Pharmacy to transfer such customer’s prescription away from such Pharmacy;

(iv)        manage the levels and selections of Inventory and Script Assets in a manner other than in the Ordinary Course of Business;

(v)         display any signs or conduct any advertising (e.g., direct mailing, point-of-purchase coupons) that indicates that Seller or any of Seller’s Affiliates is moving its operations at any of the Pharmacies to another location or indicating that such Pharmacy will close;

(vi)        conduct any “going out of business,” “close-out,” “liquidation,” or similar sales or promotions at or relating to any Pharmacy;

(vii)       except in the Ordinary Course of Business or as required by Law or contract, increase the compensation or employee benefits of any Employees; or

(viii)      enter into any legally binding commitment with respect to any of the foregoing, except in the Ordinary Course of Business.

(b)          Buyer agrees that, in the event, prior to the Closing of a Pharmacy, Seller receives from any Pharmacy customer any instruction from a Pharmacy customer to transfer said Pharmacy customer’s prescription records to a pharmacy other than Buyer’s pharmacy, Seller shall be entitled to comply with such request.

(c)          Except as may otherwise be required by Law, for a period commencing not more than three (3) days prior to a Pharmacy’s applicable Closing and ending ninety (90) days after the applicable Closing, Seller shall permit Buyer to place signage provided by Buyer at the front entrance of such Pharmacy (and at the Pharmacy itself) announcing the Closing and transfer of the Script Assets to a pharmacy designated by Buyer, provided, however, the content, size and placement of the signage shall be subject to Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)          Buyer acknowledges and agrees that (a) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller or the Purchased Assets prior to the applicable Closing, (b) Seller shall exercise complete control and supervision over its operations and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would reasonably be expected to conflict with or violate any Law.

(e)          Buyer shall not and shall cause its Affiliates not to intentionally encourage any customer of any Pharmacy to transfer such customer’s prescription away from such Pharmacy prior to the Pharmacy’s applicable Closing; provided, however, that nothing in this Agreement shall prevent or restrict Buyer or any of its Affiliates from (i) competing for any business of such customers in the Ordinary Course of Business; (ii) displaying signage in accordance with Section 5.1(c); (iii) responding to unsolicited requests from such customers or (iv) making any communication to the extent required by Law or pursuant to Section 5.6(b).

(f)           Prior to the Closing, Seller agrees to continue to take reasonable steps to safeguard the integrity of the Script Assets until they are transferred to Buyer.

Section 5.2     Approvals; Reasonable Best Efforts.

(a)          On the terms and subject to the conditions of this Agreement, each of Seller and Buyer will use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to each Closing to be satisfied as promptly as practicable (and in any event no later than the Expiration Date) and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Expiration Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions (and in any event no later than the Expiration Date), and (iv) obtain as promptly as practicable all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Trade Commission Act, as amended, including the rules promulgated under each and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Each of Seller and Buyer will not, and will not permit any of their respective Subsidiaries or other Affiliates to, take any actions that would reasonably be expected to result in any of the conditions set forth in Article VII either being materially delayed or not being satisfied.

(b)          In furtherance and not in limitation of the foregoing, each of Seller and Buyer will (i) twenty (20) days after the date of this Agreement, unless otherwise agreed to by both Seller and Buyer, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form pursuant to the HSR Act (“HSR Filing”) with respect to the Transactions and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by the FTC, the DOJ or any other Governmental Entity pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.2, and subject to Section 5.2(c), necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (and in any event no later than the Expiration Date). Each of Seller and Buyer will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act or such other Antitrust Law. Buyer shall bear the cost of all filing fees pursuant to the HSR Act. Neither party shall directly or indirectly (i) extend any waiting period under the HSR Act, (ii) agree to any timing agreement with the FTC, DOJ or any other Governmental Entity not to consummate the Transactions contemplated by this Agreement prior to a certain time or date, or (iii) withdraw and re-file the HSR Filing, in each case except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)          Except as otherwise expressly set forth in this Section 5.2(c), Buyer agrees to use its reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under any Antitrust Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions, in each case, so as to enable each Closing to occur as promptly as practicable and in any event no later than the Expiration Date. Notwithstanding anything to the contrary, nothing in this Agreement shall require Buyer or any of its Affiliates to (and Seller shall not (and shall cause its Affiliates not to), without the prior written consent of Buyer): (A) (1) sell, lease, license, transfer, dispose of, divest or otherwise encumber (other than Permitted Encumbrances), or hold separate, or (2) proffer, propose, negotiate, substitute, offer to effect or consent, commit or agree to any sale, lease, licensing, transfer, disposal, divestiture, or other encumbrance (other than Permitted Encumbrances) of, or hold separate, in each case before or after the Closing, any of the Purchased Assets or any of the assets, licenses, properties, businesses and interests of Buyer and any of its Affiliates or (B) take or agree to take any action, or agree or consent to any limitations or restrictions on freedom of actions with respect to its ability to own, control, retain or make material changes in, any of the Purchased Assets or any of the assets, licenses, properties, businesses and interests of Buyer or its Affiliates; provided, that to the extent that Buyer has determined in good faith after discussion with its antitrust legal counsel that it is reasonably necessary in order to obtain the requisite Consent of any Governmental Entity under any Antitrust Law with respect to the Transactions contemplated under this Agreement so as to enable each Closing to occur as promptly as practicable, Buyer shall be entitled to require that Seller retain the Purchased Assets relating to those Pharmacies necessary to resolve objections or concerns, if any, that a Governmental Entity has asserted or is likely to assert as determined on a good faith basis by Buyer after consultation with Seller under any Antitrust Law with respect to the Transactions, by delivering a written notice to Seller designating the Pharmacies for which Seller shall retain Purchased Assets and setting forth the resulting reduced Script Purchase Price (reduced in accordance with Pharmacy Asset Sale Schedule, subject to Buyer’s ability to pay more than is set forth on the Pharmacy Asset Schedule for Script Assets) (the “Compliance Notice”), which such Compliance Notice may be amended, supplemented and modified by Buyer to the extent that a Governmental Entity has asserted that it still has objections or concerns with the revised package of Purchased Assets such that Buyer has determined in good faith after discussion with its antitrust legal counsel that it is reasonably necessary to do so in order to obtain the requisite Consent of any Governmental Entity under any Antitrust Law with respect to the Transactions contemplated under this Agreement so as to enable each Closing to occur as promptly as practicable. Such designated Purchased Assets shall be retained by Seller and the Purchase Price shall be reduced in accordance with the Pharmacy Asset Sale Schedule, subject to Buyer’s ability to pay more than is set forth on the Pharmacy Asset Schedule for Script Assets (and the amounts payable hereunder shall be adjusted accordingly), and this Agreement shall automatically be deemed to be amended to reflect the foregoing. In the event that the Script Purchase Price set forth in the Compliance Notice as amended, supplemented or modified consistent with this Section 5.2(c) is less than $125,000,000, Seller shall have twenty-four (24) hours from its receipt of such Compliance Notice to deliver a written notice to Buyer terminating this Agreement. If the Compliance Notice is amended, supplemented or modified consistent with this Section 5.2(c), Seller shall have an additional twenty-four (24) hours from its receipt of such amended, supplemented or modified Compliance Notice to deliver a written notice to Buyer terminating this Agreement in the event that the Script Purchase Price set forth in the Compliance Notice as amended, supplemented or modified consistent with this Section 5.2(c) is less than $125,000,000.

(d)          In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.2, if any administrative or judicial Action is instituted (or threatened to be instituted) challenging the Transactions or any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Buyer and Seller shall use reasonable best efforts (up to the Expiration Date) to contest and resist, and Buyer shall control, subject to Section 5.2(e), any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(e)          Each of Seller and Buyer, shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party; (ii) promptly inform the other Party of (and supply to the other Party) any material communication received by such Party from, or given by such Party to, the FTC, the DOJ, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Transactions; (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any substantive communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under any Antitrust Law in connection with the Transactions; and (iv) consult with the other Party in advance of any in-person meeting, pre-scheduled teleconference, or teleconference initiated by a Party with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences in connection with the Transactions. The Parties shall use good faith efforts to mutually devise and implement the strategy for obtaining any necessary approval, for responding to any request, inquiry, or investigation, and for leading all meetings and communications with any Governmental Entity that has authority to enforce Antitrust Laws, subject to Buyer’s right to make the final determination of such strategy and to take the lead with respect to such meetings and communications. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.2 in a manner so as to preserve the applicable privilege, including entering into a joint defense agreement if advisable to do so. Materials provided by a Party to the other Party pursuant to this Section 5.2 may be redacted as necessary to (x) remove references concerning the valuation of Buyer, Seller or any of their respective subsidiaries, (y) comply with contractual agreements and (z) address privilege or confidentiality concerns.

Section 5.3     Notices.

(a)          Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b)          At the time and to the extent required by applicable Law, Buyer will notify customers, state boards of pharmacy, the DEA, and all other applicable authorities of the sale, transfer, acquisition, and possession of the Purchased Assets; provided, however, that prior to notifying customers, Buyer must obtain written approval from Seller of the notice content; and provided, further, that Seller shall submit any of such notifications that Seller is required to submit under applicable Law. Buyer will be responsible for determining what change of ownership requirements, new licensure requirements, and notice requirements are necessary for Buyer to obtain all licenses and other Permits desired by Buyer in connection with the sale of the Purchased Assets. Upon reasonable request by Buyer and reasonable notice to Seller, Seller shall use commercially reasonable efforts to cooperate with Buyer to effect the application for, licenses and all pharmacy and other Permits desired by Buyer in connection with the sale of the Purchased Assets hereunder.

(c)          Each Party will make the Script Assets, as applicable, available for access to patients, or will disclose them to other authorized third parties to the extent required by HIPAA and other applicable Laws. Buyer will respond to any inquiries relating to patient rights under HIPAA after each applicable Closing; provided, that if Buyer’s non-receipt from Seller of any Script Assets prevents Buyer from providing a complete response to such inquiries, then Seller will, upon written request from Buyer, reasonably cooperate with Buyer in preparing a response.

Section 5.4     Employee Matters.

(a)          At Buyer’s election, prior to or following a Pharmacy’s Closing, Buyer may make an offer of employment to any employee of Seller employed in such Pharmacy for employment with Buyer in a manner determined by Buyer in its sole discretion and subject to Buyer’s standard onboarding procedures, and Seller shall use commercially reasonable efforts to (i) provide Buyer with written documentation and information regarding the Pharmacy’s employees as reasonably requested by Buyer, to the extent permitted under applicable Law, including any validated service crediting information and any agreements between Seller or any of its Affiliates and any Employee that contain confidentiality, nondisclosure, noncompetition, nonsolicitation, non-disparagement or other similar agreements, and (ii) assist Buyer in delivering any applicable offer to such Offered Employees, as reasonably requested by Buyer; provided, all interviews and other employee screening activities shall be conducted outside of the employees’ applicable working hours. For a period of one year following an acceptance of an offer of employment, Buyer shall provide each Offered Employee, or shall cause to be provided, compensation and employee benefits which are no less favorable, in the aggregate, than the compensation and benefits provided by Buyer to similarly situated employees of Buyer and its Affiliates. Buyer shall be solely responsible for any obligations or liability arising out of or related to Buyers’ interview or evaluation of any Seller employee (including the decision to offer employment to such employees), any offer of employment to any Seller employee (any such employee, an “Offered Employee”), and the employment of Offered Employees by Buyer or its Affiliates (“Buyer Employee Liabilities”). Seller shall be solely responsible for, and shall indemnify Buyer from, all obligations and Liabilities arising out of, accruing, relating to, or in connection with the employment by Seller or Seller’s Affiliates of any employee of Seller or Seller’s Affiliates or services of any employee of, or service provider to, Seller or Seller’s Affiliates, or the termination of such employment or services, including any compensation, bonuses, incentives, benefits, vacation or severance payable with respect to such employment or services, including any obligations or Liabilities arising under WARN, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any plan, policy or agreement maintained by Seller or its Affiliates or to which Seller or its Affiliates is a party. Promptly following the date hereof, Seller shall implement a retention program more fully described on Schedule 5.4(i) and subject to the length of service and performance requirements and other terms and conditions set forth in the applicable retention agreements. Without limiting the obligations of each party under Section 5.6, Seller shall be entitled to communicate the terms of such retention program orally and in writing to applicable employees at the Pharmacies so long as such communications have been previously approved by Buyer in its reasonable discretion. Seller shall bear the cost of all severance or other obligations relating to any Employee’s employment or termination of employment with Seller or any of its Seller’s Affiliates and the costs of the foregoing retention program; provided, that, Buyer shall bear the cost of the retention bonuses paid to Employees at Pharmacies set forth on Schedule 5.4(ii).

(b)          During the period beginning as of the date of this Agreement and ending on the date that is one (1) year from the Initial Closing Date (the “Restricted Period”), (i) Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, solicit, or otherwise attempt to induce any Offered Employee, who is offered employment not later than 30 days after a Pharmacy’s Closing, who accepted his or her employment offer with Buyer pursuant to Section 5.4(a) to terminate his or her employment with Buyer nor induce any Offered Employees to reject such offer; provided, however, that nothing in this Section 5.4 shall prohibit Seller or any of its Subsidiaries from taking the following actions:

(i)          advertising for employees in newspapers, trade publications, or other media, or engaging recruiters to conduct general employee search activities, in either case not targeted specifically at the Offered Employees;

(ii)         hiring or communicating with any Offered Employee who applies for employment with Seller or its Subsidiaries, whether or not such employee was involuntarily terminated, so long as such employee was not solicited by Seller or any of its Subsidiaries in violation of this Section 5.4(b); or

(iii)        subject to Section 5.6 and Section 5.7, continuing to or offering to employ any person who is an employee of a Pharmacy and either does not receive an employment offer from Buyer or rejects an offer from Buyer (provided that Seller did not induce such Offered Employee to reject such employment offer in violation of this Section 5.4(b)).

Section 5.5     Access and Information.

During the period commencing on the date hereof and ending on the Closing Date for each applicable Pharmacy, to the extent permitted under applicable Law, Seller will permit Buyer and its Representatives to have reasonable access (including site visits to Pharmacies including for the purpose of verification of due diligence) during normal business hours, and in a manner so as not to interfere with the normal business operations of Seller, to all properties, personnel, books, records, contracts, and documents pertaining to the Purchased Assets and will furnish copies of all such books, records, contracts and documents and other information as Buyer may reasonably request with respect to the Purchased Assets. Buyer acknowledges that certain information contained in Seller’s files may constitute information protected by HIPAA or other applicable privacy or security Laws, and the Parties shall use commercially reasonable efforts to agree on a form or manner of access or conduct that will (to the extent practicable) both grant Buyer access to such information and/or documentation and comply with applicable Law.

Section 5.6     Confidentiality; Publicity.

(a)          Except as may be required by Law, stock exchange or as otherwise expressly contemplated herein, no Party nor their respective Affiliates and Representatives will disclose to any third party any Confidential Information concerning the business or affairs of any other Party that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of such other Party; provided, however, any Party may disclose any such Confidential Information as follows: (i) to such Party’s Affiliates and its or its Affiliates’ Representatives, the actions for which the applicable Party will be responsible, to the extent reasonably necessary to fulfill such disclosing Party’s obligations under Section 5.2, Section 5.3(b) and Section 5.3(c); (ii) to comply with any Law or order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its commercially reasonable efforts to limit or prevent such disclosure; (iii) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (iv) to the extent that the Party that received the Confidential Information can demonstrate that it independently developed the same information without in any way relying on any Confidential Information; or (v) to the extent that the same information becomes available to the Party making such disclosure on a non-confidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request, to the extent permitted under applicable Law, to the extent related to a Transaction that has not been consummated (including de-identified and aggregated data related to a Pharmacy for which no Closing occurs, and in the case of such data, such return or destruction to be certified by Buyer in writing).

(b)          Except as may be required by Law, stock exchange or as otherwise expressly contemplated herein, neither Buyer nor Seller shall issue any press release or otherwise publicly disclose this Agreement or the Transactions or any dealings between or among the Parties in connection with the subject matter hereof without the prior approval of the other Party, which approval shall not be unreasonably withheld. In the event that any such press release or other public disclosure shall be required, the Party required to issue such release or other disclosure shall consult in good faith with the other Party hereto with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof. The Parties will use good faith efforts to agree upon the text of a joint announcement to be made by the Parties at or after Closing.

Section 5.7     Restrictive Covenants.

(a)          For a period commencing on the applicable Closing Date with respect to a Pharmacy and ending on the second anniversary of such Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, operate, own, lease (as landlord or tenant), or engage or participate in as an owner, partner, joint venturer or shareholder of any retail drug store, clinic pharmacy or pharmacy or other similar pharmaceutical business within a 5-mile radius of such Pharmacy, and shall not sell or permit to be sold any Pharmacy, the owned real property of which is owned by Seller or an Affiliate of Seller, to any Person that uses such premises as a retail drug store, clinic pharmacy or pharmacy or other similar business; provided, however, subject to Section 5.7(b), neither Seller nor any of its Subsidiaries shall be prohibited from (i) continuing to own and/or operate any retail pharmacy (other than a Pharmacy) owned and operated by Seller or its Subsidiaries or as of the date of this Agreement, (ii) directly or indirectly, operating, owning, leasing (as landlord or tenant), or engaging or participating in as an owner, partner, joint venturer or shareholder of any retail business that does not offer prescription pharmaceuticals or (iii) engaging or participating in any Internet or e-commerce pharmacy business.

(b)          For a period commencing on the applicable Closing Date with respect to a Pharmacy and ending on the second anniversary of such Closing Date, Seller shall not, and shall cause its Subsidiaries not to, solicit any retail prescription drug customers of such Pharmacy as of such Pharmacy’s Closing Date to transfer such customer’s prescription away from Buyer; provided, that the foregoing shall not be deemed to prohibit generalized solicitations through media advertisements that are not specifically targeted at such customers.

Section 5.8     Exclusivity.

(a)          Except as otherwise set forth in this Section 5.8, until all subsequent Closings have been consummated or earlier termination of this Agreement, Seller and its Representatives will not (and will not cause or permit any of its Affiliates (or any of the Representatives thereof to), directly or indirectly:

(i)          initiate, solicit, endorse, cooperate with or otherwise knowingly facilitate (including by way of furnishing non-public information or data) any inquiry, proposal or offer with respect to, or the making or completion of, any Alternative Transaction or any inquiry, proposal or offer that could reasonably be expected to lead to any Alternative Transaction;

(ii)         conduct or participate in discussions or negotiations with, or provide any information (including information concerning the Purchased Assets) or assistance to, any Person (other than Buyer and its Representatives) concerning any Alternative Transaction, or otherwise knowingly facilitate any Alternative Transaction; or

(iii)        enter into any letter of intent or definitive acquisition agreement or any other contract, agreement or arrangement relating to an Alternative Transaction.

(b)          Upon execution of this Agreement, Seller shall, and shall cause its Representatives to immediately cease, any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any of the foregoing.

Section 5.9     Script Assets.

(a)          The Parties acknowledge that Buyer and Seller are each a “Covered Entity” as that term is defined under HIPAA. To facilitate the transition of care from Seller to Buyer, it is necessary that Buyer have access to electronic patient records prior to the Closing Date.

(b)          On the applicable Closing Date for a Pharmacy, Seller will deliver the originals of any Script Assets required by applicable state or federal Law to be maintained onsite in hard copy form to Buyer.

(c)          Except to the extent prohibited under HIPAA or other applicable Laws, Buyer agrees to make available to Seller, in a form reasonably determined by Buyer, copies of the Script Assets, including all Inventory Documentation, if, after the Closing Date and for a legitimate business reason, Seller requires copies of the Script Assets, including all Inventory Documentation, transferred to Buyer pursuant to this Agreement.

(d)          Buyer will engage Infowerks Data Services, Inc. or another a firm reasonably acceptable to Seller (the “Data Converter”) to convert the books and records included in the Script Assets and all Inventory Documentation that may be transferred or assigned to Buyer under applicable Law to a format specified by Buyer, with all costs and expenses of the Data Converter to be borne by Buyer. Buyer will cause the Data Converter to enter into a legally-sufficient business associate agreement with Buyer (and upon Seller’s request, to enter into a legally-sufficient business associate agreement with Seller) in connection with the conversion of such books and records under this Section 5.9. Seller will, or will cause its Affiliates to, provide such access, information, and cooperation to the Data Converter as may be reasonably required to enable the Data Converter to deliver the books and records included in the Script Assets to Buyer prior to the Closing Date and in any event no less than seven (7) Business Days prior to the applicable Closing Date. The Data Converter may, in turn, provide Buyer with access to such books and records for the purposes contemplated by this Agreement and the Transactions. Seller may retain a copy of all books and records included in the Script Assets as reasonably necessary for regulatory, insurance, defense of claims purposes, or as permitted or required by applicable Law, and its custodian of record with respect thereto is Ben Morgan, located at 4300 New Getwell Road, Memphis, TN 38118 (which may be modified by Seller from time to time upon written notice to Buyer). Buyer agrees that is has implemented and will maintain reasonable and appropriate physical, technical and administrative safeguards to protect the Script Assets from any unauthorized access, use, or disclosure in the same manner as Buyer safeguards its comparable assets, and will restrict access and use of the Script Assets, which shall prior to the applicable Closing be used solely for data migration and integration purposes. Buyer agrees that it is undertaking the responsibility for custody and maintenance of the Script Asset records related to controlled substance invoices, DEA 222 forms (blue copies), and annual controlled substance inventory logs. If for whatever reason the Transactions or any portion thereof do not close, Buyer agrees to take reasonable steps to permanently remove the Script Assets (or any portion thereof that did not close), any related aggregate or de-identified information provided by or on behalf of Seller to Buyer, any related analysis thereof (excluding, for the avoidance of doubt, any proprietary analysis developed by Buyer without reference to, use of, or reliance upon the Script Assets or any related aggregate or de-identified information), and the related 3T Documentation provided by Seller to Buyer, from its systems, servers and dispensing system, and to require any vendors, including the Data Converter, to return any Script Assets to Seller and destroy any copies thereof, such destruction, at Seller’s request, to be certified by the Buyer in writing. Seller’s point of contact for all inquiries related to the Script Assets is Trey Hensley.

(e)          Prior to the applicable Closing Date for a Pharmacy, Buyer may use the Script Assets solely for purposes of ensuring that Buyer is ready and able to fill prescriptions services as of such Closing; provided, however, that Buyer (i) may only use the minimally necessary Script Assets to accomplish such purpose, and (ii) may only use aggregated or de-identified data related to the Script Assets in connection with Buyer’s due diligence and integration planning.

(f)          If Seller receives payment from any patient, third-party payor, or other source for any prescription filled by Buyer on or after the applicable Closing Date for a Pharmacy or Buyer receives payment from any patient, third-party payor, or other source for any prescription filled by Seller or an Affiliate of Seller before the applicable Closing Date for a Pharmacy, the receiving Party will report to the other Party in reasonable detail within 60 days of receipt and will, simultaneously with or promptly after each report, pay to the other Party the aggregate amount of the misdirected payments reflected in such report.

(g)          Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to separate prior to the applicable Closing for a Pharmacy all customer billing records, manuals, files and Script Assets owned by Seller or any of its Affiliates that are used or held for use exclusively in, or that arise exclusively out of, the operation or conduct of the Pharmacies from documents or databases that are not used or held for use exclusively in, or that do not arise exclusively out of, the operation or conduct of the Pharmacies.

(h)          Buyer may engage a distributor selected by Buyer at Buyer’s expense, to notify each customer of the Pharmacy who has had a prescription filled or refilled at the Pharmacy within the one year prior to the Closing Date by mailing each of them a letter on Seller’s letterhead in the form attached hereto as Exhibit E (as may be modified by mutual agreement of Seller and Buyer), with such letters to be mailed after the applicable Closing at such time and in such manner as reasonably designated by Buyer.

Section 5.10     Telephone and Facsimile Numbers.

(a)          Upon a Pharmacy’s Closing, Seller shall have arranged (with such cooperation from Buyer as set forth herein) for remote call forwarding for all patients, doctors, and fax telephone lines of the Pharmacy to a drug store or other location designated by Buyer for a period of no less than 90 days following Closing. For the period starting on the 91st day following Closing and ending on the 180th day following Closing, Seller shall disconnect existing telephone and fax lines and terminate any existing telephone or fax account for such Pharmacy. Seller shall arrange for call referral for all calls to the number so canceled to a drug store or other location designated by Buyer for a period of 90 days. The cost of the foregoing shall be borne 50% by Buyer and 50% by Seller; provided that in no event shall Buyer be required to incur in excess of $10,000. Buyer shall cooperate in the establishment of such call forwarding for each Pharmacy’s telephone and facsimile numbers to the Buyer’s designated pharmacy telephone and facsimile numbers as set forth in this Section 5.10.

(b)          The parties agree that following the applicable Closing with respect to a Pharmacy, Buyer shall arrange to have Seller’s electronic prescription service forwarded to Seller’s pharmacy Fax Number utilizing the SureScript NCPDP Transition Assist Process. In accordance with Section 5.10(a), the SureScript shall be faxed from Seller’s fax machine to Buyer’s drug store or other location designated by Buyer.

(c)          The parties agree that for 90 days following each applicable Closing, Seller shall (i) cause the “Store Locator” portion of its website, with respect to any request or query with respect to any Pharmacy for which a Closing has occurred, to provide a notification that such requestor should contact a drug store or other location designated by Buyer and (ii) cause a notice to appear on its website before a patient of the applicable Pharmacy logs into Seller’s patient portal that such patient should contact a drug store or other location designated by Buyer.

Article VI
POST-CLOSING COVENANTS

Section 6.1     General.

The Parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions.

Section 6.2     Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns. Buyer and Seller shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under applicable Law.

Section 6.3     Tax Matters.

The Parties shall, and shall cause their respective Affiliates to, cooperate reasonably with each other to: (a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in respect of the Purchased Assets, (b) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to the Purchased Assets, and (c) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to the Purchased Assets for taxable periods for which the other may have a liability.

Article VII
CONDITIONS PRECEDENT TO CLOSING

Section 7.1     Conditions Precedent to Obligations of the Parties.

The obligations of each Party to consummate the Transactions are subject to the satisfaction (or waiver by Buyer and Seller) on or prior to the applicable Closing Date of the conditions below.

(a)          Governmental Approvals. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated and any agreement between a Party and a Governmental Entity not to consummate the Transactions contemplated by this Agreement prior to a certain time or date shall have expired or been earlier terminated.

(b)          No Injunction. No law, order, injunction, judgment, decree, ruling, assessment or award shall have been enacted, entered, issued or promulgated by a Governmental Entity (and be in effect) which prevents, makes illegal, prohibits, restrains or enjoins the consummation of the Transactions.

Section 7.2     Conditions Precedent to Obligation of Buyer.

(a)          The obligations of Buyer to consummate the Transactions contemplated by this Agreement to be consummated at the Initial Closing are subject to the satisfaction (or waiver by Buyer) on or prior to the Initial Closing Date of the conditions below.

(i)          Accuracy of Representations and Warranties. (A) The representation and warranty of Seller set forth in Section 3.3(c) shall be true and correct at and as of the Initial Closing Date as if made at and as of such time; and (B) with respect to each Pharmacy’s Purchased Assets subject to the Initial Closing; (1) the representations and warranties of Seller set forth in Article III (other than the representations set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.7, Section 3.8, Section 3.10 and Section 3.12 (collectively, the “Fundamental Representations”), shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Seller Material Adverse Effect” or words of similar import set forth therein) at and as of the Initial Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure to be so true and correct would not reasonably be expected to have a Seller Material Adverse Effect; and (2) the Fundamental Representations shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Seller Material Adverse Effect” or words of similar import set forth therein) in all material respects at and as of the Initial Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(ii)          Compliance with Obligations. Each of the agreements and covenants of Seller set forth in this Agreement to be performed or complied with at or prior to the Initial Closing shall have been duly performed or complied with in all material respects.

(iii)         Closing Deliveries. Seller shall have duly delivered to Buyer each of the documents and instruments required to be delivered by Section 2.4(a)(i).

(b)          The obligations of Buyer to consummate the Transactions contemplated by this Agreement to be consummated at any Subsequent Closing are subject to the satisfaction (or waiver by Buyer) on or prior to such Subsequent Closing Date of the conditions below.

(i)          Accuracy of Representations and Warranties. (A) The representation and warranty of Seller set forth in Section 3.3(c) shall be true and correct at and as of the applicable Subsequent Closing Date as if made at and as of such time; and (B) with respect to each Pharmacy’s Purchased Assets subject to the applicable Subsequent Closing, the Fundamental Representations shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Seller Material Adverse Effect” or words of similar import set forth therein) in all material respects at and as of the applicable Subsequent Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(ii)         Compliance with Obligations. Each of the agreements and covenants of Seller set forth in this Agreement to be performed or complied with at or prior to the applicable Subsequent Closing shall have been duly performed or complied with in all material respects.

(iii)         Closing Deliveries. Seller shall have duly delivered to Buyer each of the documents and instruments required to be delivered by Section 2.4(a)(ii).

Section 7.3     Condition Precedent to Obligation of Seller.

(a)          The obligations of Seller to consummate the Transactions contemplated by this Agreement to be consummated at the Initial Closing are subject to the satisfaction (or waiver by Seller) on or prior to the Initial Closing Date of the conditions below.

(i)          Accuracy of Representations and Warranties. (A) The representations and warranties of Buyer set forth in Section 4.3 shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Buyer Material Adverse Effect” or words of similar import set forth therein) at and as of the Initial Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure to be so true and correct would not reasonably be expected to have a Buyer Material Adverse Effect and (B) the representations and warranties of Buyer set forth in Article IV (other than the representations set forth in Section 4.3) shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Buyer Material Adverse Effect” or words of similar import set forth therein) in all material respects at and as of the Initial Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(ii)          Compliance with Obligations. Each of the agreements and covenants of Buyer set forth in this Agreement to be performed or complied with at or prior to the Initial Closing shall have been duly performed or complied with in all material respects.

(iii)          Closing Deliveries. Buyer shall have duly delivered to Seller each of the documents and instruments required to be delivered by Section 2.4(b)(i) and made each of the payments required by Section 2.4(c).

(b)          The obligations of Seller to consummate the Transactions contemplated by this Agreement to be consummated at any Subsequent Closing are subject to the satisfaction (or waiver by Seller) on or prior to the Subsequent Closing Date of the following conditions:

(i)          Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article IV (other than the representations set forth in Section 4.3) shall be true and correct (disregarding all qualifications and limitations as to “materiality”, “Buyer Material Adverse Effect” or words of similar import set forth therein) in all material respects at and as of the applicable Subsequent Closing Date as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period).

(ii)          Compliance with Obligations. Each of the agreements and covenants of Buyer set forth in this Agreement to be performed or complied with at or prior to the applicable Subsequent Closing shall have been duly performed or complied with in all material respects.

(iii)          Closing Deliveries. Buyer shall have duly delivered to Seller each of the documents and instruments required to be delivered by Section 2.4(b)(ii) and made each of the payments required by Section 2.4(c).

Section 7.4     Frustration of Closing Conditions.

Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

Article VIII
TERMINATION

Section 8.1     Termination of Agreement.

(a)          Prior to the Initial Closing, this Agreement may be terminated only as follows:

(i)          by mutual written consent of Buyer and Seller;

(ii)          by either Buyer or Seller, by written notice to the other Party, if the Initial Closing has not taken place on or before December 21, 2018 (or if the Initial Closing has not occurred on or before such date, such later date as Buyer and Seller may agree to in writing) (the “Expiration Date”); provided, however, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article VII, shall not be entitled to terminate this Agreement pursuant to this Section 8.1(a)(ii);

(iii)          by either Buyer or Seller, by written notice to the other Party, if any event, fact or condition (including a breach of a material representation and warranty by the non-terminating Party) occurs or exists which otherwise makes a condition precedent to the terminating Party’s obligations to consummate the Transactions not capable of being satisfied, and such event, fact or condition, if of a type that can be cured, shall not have been cured by the non-terminating Party within thirty (30) days of notice thereof from the terminating Party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating Party to perform or comply with any of the agreements or covenants in this Agreement or the other Transaction Documents to be performed or complied with by such Party prior to the Initial Closing;

(iv)          by either Buyer or Seller, by written notice to the other Party, if a Governmental Entity will have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(a)(iv) must have used its reasonable best efforts to have such order, decree or ruling removed prior to termination; or

(v)          by Seller in accordance with Section 5.2(c).

(b)          Prior to any Subsequent Closing, a Party may terminate the Parties’ obligations and rights under this Agreement with respect to consummating the Closing of a particular Pharmacy by written notice to the other Party, if (i) a Governmental Entity has issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions to be consummated at such Subsequent Closing, provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) must have used its reasonable best efforts to have such order, decree or ruling removed prior to termination; or (ii) any event, fact or condition (including a breach of a material representation and warranty by the non-terminating Party) occurs or exists which makes a condition precedent to the terminating Party’s obligations to consummate the Transactions at such Subsequent Closing not capable of being satisfied, and such event, fact or condition, if of a type that can be cured, shall not have been cured by the non-terminating Party within thirty (30) days of notice thereof from the terminating Party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating Party to perform or comply with any of the agreements or covenants in this Agreement or the other Transaction Documents to be performed or complied with by such Party prior to such Closing.

(c)          Except for the Pharmacy set forth on Schedule 8.1(c), in the event that between the date of this Agreement and the applicable Closing, a Pharmacy is closed or undergoes a total destruction caused by hurricane, tornado, flood, earthquake or other similar force majeure event, Seller shall provide Buyer with prompt written notice of such closing or total destruction. Within five Business Days of receipt of such notice, Buyer may elect, by written notice to Seller, to terminate the parties’ rights and obligations under this Agreement solely with respect to consummating the Closing of such destroyed Pharmacy.

Section 8.2     Effect of Termination.

Except for the obligations under Section 5.6, Section 5.9, this Article VIII and Article X, if this Agreement is terminated under Section 8.1(a), then all further obligations of the Parties under this Agreement will terminate. If any Party hereto terminates this Agreement pursuant to Section 8.1(a)(ii), Section 8.1(a)(iii), or Section 8.1(a)(iv) or the Parties’ rights and obligations to consummate any Closing with respect to a particular Pharmacy pursuant to Section 8.1(b), which right of termination arises as a result of a breach of any representation, warranty or covenant, then the rights of the non-breaching Party(ies) to pursue all legal remedies for damages such Party(ies) suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

Article IX
INDEMNIFICATION

Section 9.1     Survival of Representations, Warranties and. Covenants.

The Parties, intending to modify any applicable statutes of limitations, agree that (a) the representations and warranties of Seller in this Agreement (other than the Fundamental Representations) shall not survive Initial Closing, (b) the Fundamental Representations shall survive the applicable Closings for a period of two (2) years following the Initial Closing (the “Survival Period”), (c) the representations and warranties of Buyer set forth in Section 4.3 shall not survive the Initial Closing, (d) the representations and warranties of Buyer in this Agreement (other than the representations set forth in Section 4.3) shall survive the applicable Closing for the Survival Period, (e) the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed or complied with on or prior to the applicable Closing shall not survive the applicable Closing and (f) the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed after the applicable Closing shall survive until fulfilled in full or otherwise in accordance with its respective terms.

Section 9.2     Indemnification Provisions for Benefit of Buyer.

Subject to the limitations set forth in this Article IX, after the Initial Closing Date, Seller will defend, indemnify and hold the Buyer Indemnified Parties harmless from and pay any Liability, loss, damage, suit, action or cause of action (collectively, “Losses” and individually, each a “Loss”), incurred by a Buyer Indemnified Party to the extent resulting from, relating to, arising out of, or attributable to:

(a)          any breach of any Fundamental Representation;

(b)          any breach or nonperformance of any of the covenants or agreements of Seller set forth in this Agreement that are to be performed after the applicable Closing; and

(c)          any Excluded Liability.

Section 9.3     Indemnification Provisions for Benefit of Seller.

Subject to the limitations set forth in this Article IX, after the Initial Closing Date, Buyer will defend, indemnify and hold the Seller Indemnified Parties harmless from and pay any Loss, incurred by a Buyer Indemnified Party to the extent resulting from, relating to, arising out of, or attributable to:

(a)          any breach of any of the representations and warranties of Buyer set forth in Article IV, other than the representations and warranties set forth in Section 4.3;

(b)          any breach or nonperformance of any of the covenants or agreements of Buyer set forth in this Agreement that are to be performed after the applicable Closing;

(c)          any Assumed Liability; and

(d)          any Buyer Employee Liability.

Section 9.4     Third Party Claims.

The obligations and liabilities of an Indemnitor with respect to Losses resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions below.

(a)          The Indemnified Parties shall promptly give written notice to the Indemnitor of any Third Party Claim that might give rise to any Loss by the Indemnified Parties, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

(b)          From and after receipt of notice of a Third Party Claim pursuant to this Section 9.4, if any Third Party Claim is primarily for money damages, the Indemnitor shall have the right to conduct, at its own expense, the defense against the Third Party Claim in their own names or in the names of the Indemnified Parties (it being acknowledged and agreed that to the extent any Third Party Claim seeks injunctive or other equitable relief, the Indemnitor shall cooperate with the Indemnified Parties in connection with the conduct of such Third Party Claim, including that the Indemnitor shall consider in good faith any reasonable suggestions made by the Indemnified Parties in connection with the conduct of such Third Party Claim). Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, and the Indemnified Party shall bear the fees and expenses of such separate counsel, except the fees and expenses of such separate counsel shall be included as part of any Loss incurred by the Indemnified Party and indemnified by the Indemnitor if the Indemnified Party shall have determined in good faith, based on the advice of counsel, that counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because of an actual or potential conflict of interest. The party conducting the defense of any Third Party Claim shall keep the other Parties apprised of all significant developments with respect thereto, and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim without the prior consent of the other Parties thereto, such consent not to be unreasonably withheld, conditioned or delayed; provided, that, if the Indemnitor assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claim may be effected by the Indemnitor without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor.

Section 9.5     Limitations on Indemnification Liability.

(a)          Each of Seller’s and Buyer’s maximum aggregate Liability for indemnification of Losses pursuant to Section 9.2 or Section 9.3 of this Agreement, as applicable, will not exceed the portion of Script Purchase Price that is actually paid by Buyer to Seller. Nothing herein shall limit any claim by a Party for Fraud.

(b)          All claims or indemnification obligations any Indemnified Party makes under this Article IX will be limited to actual damages and will exclude any loss of revenue, income or profits, diminution in value, punitive, exemplary, incidental damages, or loss of business reputation or opportunity relating to the breach of this Agreement, or any theory of loss based on a multiple of cash flow, revenue or other financial metric, and any consequential damages (except to the extent reasonably foreseeable), special or indirect damages.

(c)          The Parties shall cooperate with each other to resolve any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(d)          No Indemnified Party shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnified Party (or other Buyer Indemnified Parties in the event of a Buyer Indemnified Party, or other Seller Indemnified Parties in the event of a Seller Indemnified Party) has already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement. For the avoidance of doubt, in no event shall Seller be liable to any Buyer Indemnified Party, and no Buyer Indemnified Party shall have any recourse against Seller, for any Loss to the extent (i) the circumstances giving rise to such Loss were taken into account in an adjustment to the Script Purchase Price pursuant to Section 2.2(b) or (ii) the circumstances giving rise to such Loss were taken into account in determining any Pharmacy’s Inventory Value pursuant to Section 2.2(c).

Section 9.6     Indemnification As Exclusive Remedy.

From and after all the applicable Closings contemplated by this Agreement, the remedies provided for in this Article IX shall be exclusive and shall preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against the Indemnitor for claims based on this Agreement, other than for actions for specific performance or other equitable remedies or in connection with any action in respect of Fraud. Each Party hereto hereby waives any provision of applicable Laws to the extent that it would limit or restrict the agreement contained in this Section 9.6.

Section 9.7     Specific Performance.

The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to complete the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that prior to the valid termination of this Agreement in accordance with Article VIII, it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with any such order or injunction and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security.

Section 9.8     Adjustment to Purchase Price.

The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Article X
MISCELLANEOUS

Section 10.1     Entire Agreement.

This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions (including the Letter Agreement between the Parties dated July 25, 2018).

Section 10.2     Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

Section 10.3     Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates (including the right to receive certain Purchased Assets) and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its representations, warranties and obligations hereunder); provided, however, that no such assignment or transfer shall relieve Buyer of its obligations or agreements hereunder or require the other Parties hereto to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party permitted under or pursuant to this Agreement. Any attempted assignment or transfer in violation of this Section 10.3 shall be void.

Section 10.4     Notices.

Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(i)           If to Buyer:

Walgreen Co.

Attn: Hiranda S. Donoghue

Vice President, Corporate and M&A Legal

Walgreen Co.

104 Wilmot Road, MS#1446, Deerfield, IL 60015

Email:     hiranda.donoghue@walgreens.com

With a copy to (which will not constitute notice):

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Chris Abbinante

Email: cabbinante@sidley.com

Facsimile: (312) 853-7036

(ii)          If to Seller:

Fred’s Stores of Tennessee, Inc.

Attn: Joseph Anto and Ben Morgan

4300 New Getwell Road

Memphis, TN 38118

Email:    janto@fredsinc.com

ben.morgan@fredsinc.com

With a copy to (which will not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

Attn: David D’Urso, Esq.

One Bryant Park

New York, NY 10036

Email:    ddurso@akingump.com

(iii)         or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice in accordance with this Section 10.4 to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.5     Counterparts.

This Agreement may be executed in any number of counterparts and delivered via facsimile or electronic mail, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

Section 10.6     Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.7     Governing Law; Consent to Jurisdiction.

(a)          This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions that would cause the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b)          Each Party irrevocably submits to the exclusive jurisdiction of (a) the State of Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any action arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action either in the United States District Court for the District of Delaware or if such action may not be brought in such court for jurisdictional reasons, in the state chancery courts of the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement or the Transactions in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 10.8     Amendments and Waivers.

No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller or is effectuated pursuant to Section 5.2(c). No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

Section 10.9     Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Entity not to be enforceable in accordance with its terms, the Parties agree that the Governmental Entity making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

Section 10.10     Expenses.

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, due diligence review, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, Representatives, financial advisors, legal counsel and accountants.

Section 10.11     Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

Section 10.12     Bulk Transfer Laws.

Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchases Assets to Buyer in connection with the Transactions.

Section 10.13     No Third Party Beneficiaries.

Nothing in this Agreement except as expressly contemplated by Article IX, express or implied, is intended to confer on any person other than the Parties or their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement and no Offered Employee or current or former employee of Seller, or any beneficiary or dependent thereof, or any other person not a party to this Agreement shall be entitled to assert any claim hereunder.

Section 10.14     Schedules.

No reference to or disclosure of any information in the Schedules shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Schedules, nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosures made in any single Schedule shall be incorporated by this reference in each of the other Schedules to the extent that it is reasonably apparent that such incorporated disclosure relates to the subject matter of the Schedule into which it is being incorporated pursuant to this sentence.

Section 10.15     Time is of the Essence.

With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

FRED’S STORES OF TENNESSEE, INC.

By:	/s/ Joseph M. Anto
	Name:	Joseph M. Anto
	Title:	Interim Chief Executive Officer and
Chief Financial Officer

BUYER:

WALGREEN CO.

By:	/s/ Mark Vainisi
	Name:	Mark Vainisi
	Title:	Senior Vice President, Global M&A
and Development